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                                                                  EXHIBIT 12.1

                              OMEGA CABINETS, LTD.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                   Year ended
                                                   ------------------------------------------------------------------------
                                                     December 28,  December 27,  January 2,   January 1,     December 30,
                                                         1996          1997         1999         2000           2000
                                                   ------------------------------------------------------------------------
Income before income taxes and
 extraordinary item                                  $11,856,024    $ 3,460,653   $10,838,026  $26,620,101  $27,625,206

Fixed charges:

  Interest expense                                    10,441,182     16,311,997    15,074,327   17,445,914   17,342,449

  Estimated portion of rental expense
   attributable to interest costs (25%)                  421,500        402,750       384,750      594,250      636,500
                                                   ------------------------------------------------------------------------
Total fixed charges                                   10,862,682     16,714,747    15,459,077   18,040,164   17,978,949
                                                   ------------------------------------------------------------------------
Earnings before income taxes and fixed charges       $22,718,706    $20,175,400   $26,297,103  $44,660,265  $45,604,155
                                                   ========================================================================
Ratio of earnings to fixed charges                           2.1            1.2           1.7          2.5          2.5
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